Filed Pursuant to Rule 424(b)(5)

Registration No. 333-284351

PROSPECTUS SUPPLEMENt NO. 1

(To Prospectus Supplement dated October 21, 2025

and Prospectus dated January 24, 2025)

Up to $1,300,200

Class A Common Stock

This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in the prospectus supplement dated October 21, 2025, and the accompanying prospectus dated January 24, 2025 (together, the “ATM Prospectus”) forming a part of our registration statement on Form S-3 (File No. 333-284351) (the “Shelf Registration Statement”). The ATM Prospectus relates to the offer and sale of shares of our common stock, par value $0.00001 per share (“Class A Common Stock”), pursuant to the terms of that certain At The Market Offering Agreement, dated as of October 21, 2025 (the “ATM Sales Agreement”), with Roth Capital Partners, LLC (“Roth”). This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus, and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to supplement the ATM Prospectus to decrease the aggregate offering amount we intend to sell pursuant to the ATM Sales Agreement in order to reduce the amount of the aggregate dollar value of all securities offered by the Shelf Registration Statement by $14,499,800, thereby creating more availability thereunder. Under the ATM Prospectus, we initially registered up to $15,800,000 of our Class A Common Stock for offer and sale pursuant to the ATM Sales Agreement. Pursuant to this Prospectus Supplement, we are decreasing the aggregate offering amount of Class A Common Stock that we are offering pursuant to the ATM Sales Agreement, such that we will offer up to an aggregate of $1,300,200 of our Class A Common Stock for sale under the ATM Sales Agreement, including the shares of Class A Common Stock previously sold pursuant to the ATM Sales Agreement. Since our entry into the ATM Sales Agreement, we have offered and sold 1,914,496 shares of Class A Common Stock for gross proceeds of $1,300,110 pursuant to the ATM Sales Agreement. Except as modified by this Prospectus Supplement, the ATM Prospectus and the ATM Sales Agreement remain in full force and effect as is.

Our common stock is listed and traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MOBX.” On January 2, 2026, the last reported sale price of our Class A Common Stock on Nasdaq was $0.27 per share.

Sales of our Class A Common stock, if any, under this prospectus supplement will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Roth is not required to sell any specific amount of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Roth and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay Roth a commission, in cash, at a rate of up to 3.0% of the gross sales price per share sold through the ATM Sales Agreement. In connection with the sale of Class A Common Stock on our behalf, Roth will be deemed to be “underwriters” within the meaning of the Securities Act and their compensation will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act.

Our business and an investment in our Class A Common Stock involve significant risks. These risks are described under the caption “Risk Factors” of the ATM Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 5, 2026